Exhibit 1.01
Herman Miller, Inc.
Conflict Minerals Report
for the Year Ended December 31, 2014

This conflict minerals report for the year ended December 31, 2014 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Securities and Exchange Commission (“SEC”) adopted the Rule to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”). These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict. Without limitation, they apply whether or not the geographic origin of the 3TG is the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”).
1.    Company Overview
This report has been prepared by management of Herman Miller, Inc. (“Herman Miller,” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries and variable interest entities that are required to be consolidated. It does not include the activities of variable interest entities that are not required to be consolidated.
The company researches, designs, manufactures, and distributes interior furnishings, including modular furniture systems, seating, freestanding furniture, storage, casegood and textile products, for use in various environments including office, healthcare, educational, and residential settings, and provides related services that support organizations and individuals all over the world. We conducted an analysis of our products and found that 3TG may be found in a significant number of our products though, in light of the product component or components that may contain 3TG, the amount and value of 3TG that may be in a given product is generally de minimis compared to size and value of the product as a whole.
Supply Chain
We rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us - including sources of 3TG that are supplied to them from lower tier suppliers. Contracts with our suppliers are frequently in force for multiple years, and we cannot unilaterally impose new contract terms and flow-down requirements. As we enter into new contracts, or our contracts renew, we are seeking to add a clause to require suppliers to (1) not sell us any products that contain 3TG from any Covered Country that fund armed conflict, (2) undertake diligence and investigation necessary to ensure compliance with clause (1), and (3) provide us with certificates and other evidence of compliance.
It is not practicable or sensible to conduct a survey of all our suppliers. We determined that a reasonable approach would be to conduct a survey of all suppliers who source products that reasonably could be expected to contain 3TG. We surveyed over 60% of our direct suppliers of raw materials and components.
We assessed our industry as well as others and confirmed that this risk-based approach is consistent with how many peer companies are approaching the Rule. It is also consistent with the framework in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten.
Conflict Minerals Policy
We adopted the following conflict minerals policy:
On August 22, 2012, the United States Securities and Exchange Commission (SEC) announced its adoption of final rules relating to “conflict minerals” under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Conflicts Minerals Rules”).
The purpose of the Conflict Minerals Rules is to discourage the use of minerals that might be financing the violent conflict within Central Africa.

“Conflict minerals” are gold, Columbite-tantalite (coltan), cassiterite, wolfamite, or their derivatives, which are currently limited to tantalum, tin, and tungsten, regardless of their source. Conflict minerals that can lead to adverse consequences under the Conflict Minerals Rules are those that originate in (or are mined from) the Democratic Republic of the Congo (DRC) and/or adjoining countries (Angola, Burundi, Central Africa Republic, Republic of Congo, Rwanda, Sudan, Tanzania, Uganda, and Zambia) (“DRC Conflict Minerals”).
Herman Miller is committed to operating in a socially responsible manner. It is our policy to refrain from purchasing DRC Conflict Minerals that may finance or benefit armed groups in the Democratic Republic of the Congo or an adjoining country - directly or indirectly from any sources. It is our requirement that suppliers not supply Herman Miller (or our affiliates, including, but not limited to, Nemschoff, Geiger, POSH, Maharam, and Colebrook, Bosson & Saunders) with any products that the supplier cannot certify as “DRC conflict free” within the meaning of the Conflict Minerals Rules.
Herman Miller requires that its supplier establish their own due diligence programs to ensure a supply chain that results in products that are “DRC conflict free”. Suppliers must provide assurance to Herman Miller that all products supplied to Herman Miller or our affiliates are “DRC conflict free” in accordance with the Conflict Minerals Rules.
Our policy is publicly available on our website at www.hermanmiller.com/about-us/who-is-herman-miller/policies-and-legal-stuff/conflict-minerals.html.
2.    Conflict Minerals Compliance Process
2.1    Compliance Framework
Where we deemed it appropriate, we considered and/or implemented the OECD Guidance.
2.2    Management Systems
Conflict Minerals Policy
As described above, we have adopted a conflict minerals policy, which is posted on our website at www.hermanmiller.com/about-us/who-is-herman-miller/policies-and-legal-stuff/conflict-minerals.html.
Internal Team
The Company has established a management team relating to conflict minerals. Our management team is overseen by the Senior Vice President of Legal Services and a team of subject matter experts from relevant functions such as supply chain, engineering and legal. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by our supply chain manager, who acts as the conflict minerals program manager. Senior management is briefed about the results of our due diligence efforts on a regular basis.
Control Systems
As we do not typically have a direct relationship with 3TG smelters and refiners, we are engaged and actively cooperate with other manufacturers in the institutional furniture industry and other sectors. Without limitation, we participate in Business & Institutional Furniture Manufacturers Association (BIFMA) industry-wide initiatives to disclose upstream actors in the supply chain. Our controls include our Code of Conduct, which outlines expected behaviors for all Herman Miller employees, and our Supplier Code of Conduct.
Grievance Mechanism
We have longstanding grievance mechanisms whereby employees and suppliers can report violations of the Company’s policies, including our conflict minerals policy.
Records Maintenance
We have retained all relevant documentation from our Reasonable Country of Origin Inquiry and our due diligence measures.

2.3    Identify and Assess Risk in the Supply Chain
Because of the depth, breadth, and constant evolution of our supply chain, it is difficult for us to identify actors upstream from our direct suppliers. Accordingly we participate in industry-wide initiatives as described above.
We have identified approximately 350 direct suppliers who supply to us materials or components that contain 3TG. We rely on these suppliers to provide us with information about the source of 3TG contained in those materials or components. Our direct suppliers similarly rely upon information provided by their suppliers. Many of the largest suppliers are either SEC registrants and subject to the Rule, or are suppliers to other SEC registrants that are subject to the Rule.
2.4    Design and Implement a Strategy to Respond to Risks
In response to this risk assessment, Herman Miller has an approved risk management plan, through which the conflict minerals program is implemented, managed and monitored. Updates to this risk assessment are provided regularly to senior management.
As described above, we participate in BIFMA industry-wide initiatives to disclose upstream actors in the supply chain.
As part of our risk management plan, to ensure suppliers understand our expectations we have contacted each supplier by phone, email, or other writing. For training, we utilized the Manufacturers Alliance for Productivity and Innovation (MAPI) Conflict Minerals Training PowerPoint Slide Deck and made our employees available to answer questions. We provided each supplier a copy of our conflict minerals policy and provided our contact information if suppliers had questions. We answered all questions presented to us by suppliers requiring further clarification. We then provided each supplier a copy of the EICC GeSi template to complete for purposes of conflict minerals tracking. Furthermore, we reviewed responses to the EICC GeSi template with specific suppliers where we needed clarification.
2.5    Report on Supply Chain Due Diligence
This conflict minerals report is being filed with the SEC as an exhibit to our specialized disclosure report on Form SD and is available on our website at www.hermanmiller.com/about-us/who-is-herman-miller/policies-and-legal-stuff/conflict-minerals.html.
3.    Reasonable Country of Origin Inquiry and Results
Supplier Surveys
As our Reasonable Country of Origin Inquiry, we conducted a survey of those suppliers described above using the template developed by the Electronic Industry Citizenship Coalition® (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the Conflict-Free Sourcing Initiative (CFSI) Reporting Template (the Template). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the template contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on EICC’s website. Many companies are using the Template in their compliance processes related to conflict minerals.
Survey Responses
We received responses from 68% of the suppliers surveyed. We made at least two follow-up inquiries to each suppler who did not respond to our initial survey, by phone or email. We reviewed the responses against criteria that we developed to determine which required further engagement with our suppliers. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the template. We worked directly with those suppliers to provide revised responses.
A number of suppliers provided information indicating that one or more smelters or refiners that appeared in their supply chain were located in one or more of the Covered Countries or appeared on the CFSI list of smelters and refiners that were certified as compliant with the CFSI Conflict-Free Smelter Program assessment protocols. [We list those smelters and refiners on Attachment A to this Report.] However, there was no reliable information indicating that any of the 3TG that these suppliers may have obtained from these smelters or refiners was actually contained in materials, components or parts that the suppliers supplied to us or to validate that any of these smelters or refiners are actually in our supply chain.
Some suppliers provided information indicating that one or more other smelters or refiners appeared in their supply chain but were not located in one or more of the Covered Countries. As to these smelters and refiners, we looked to determine whether they appeared on the U.S. Department of Commerce list of known facilities that process 3TG. That exercise indicated that there were known smelters or refiners purportedly in our supply chain that are not on the CFSI list of smelters and refiners that are certified as compliant with the CFSI Conflict-Free Smelter

Program assessment protocols. As to these smelters and refiners, we conducted extensive internet searches in an attempt to confirm whether any were located in or process minerals sourced from one or more of the Covered Countries. We did not find evidence that any such smelters or refiners were located in or process minerals sourced from one or more of the Covered Countries. Regardless, there was no reliable information indicating that any of the 3TG that these suppliers may have obtained from these smelters or refiners was actually contained in materials, components or parts that the suppliers supplied to us or to validate that any of these smelters or refiners are actually in our supply chain.
Conclusions
We conducted our Reasonable Country of Origin Inquiry in good faith, and we believe that such inquiry was reasonable to allow us to make our determination. After reviewing the results of our Reasonable Country of Origin Inquiry, we determined that we had reason to believe that 3TG necessary for the functionality or production of our products from certain suppliers may have originated in a Covered Country during 2014, all within the meaning of the Rule. Therefore, we determined that the Rule required us to conduct due diligence regarding the source of such 3TG. As to responses from other suppliers, however, we determined that we had no reason to believe that 3TG necessary for the functionality or production of our products from those suppliers may have originated in a Covered Country during 2014, all within the meaning of the Rule
4.    Due Diligence and Results
Due Diligence
In light of the responses to our inquiries from certain suppliers that contained information indicating that 3TG were sourced from Covered Countries, we completed due diligence measures. Initially, we compared the facilities that the suppliers identified as located in one or more of the Covered Countries or appearing on the CFSI list of certified smelters and refiners to the CFSI list of smelters and refiners (as of March 31, 2015) that are certified as compliant with the CFSI Conflict-Free Smelter Program assessment protocols and confirmed that all of such smelters or refiners that the suppliers identified appeared on the list as to the relevant Conflict Mineral(s). In light of these results, we did not undertake further due diligence measures, consistent with the OECD Guidance.
Conclusion
We conducted our due diligence in good faith. After reviewing the results of our due diligence, we did not find any evidence to suggest that any of the 3TG in our supply chain that is necessary for the functionality or production of our products and that may have originated in a Covered Country (a) funds any armed conflict in the Covered Countries or (b) is actually contained in components or parts that our suppliers have supplied to us.
5.    Steps to be Taken to Mitigate Risk
We intend to take the following steps to improve our conflict minerals program to further mitigate any risk that the necessary 3TG in our products could benefit armed groups in the DRC or adjoining countries:

a.	Include a conflict minerals clause in new or renewed supplier contracts.

b.	Engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses.

c.
Engage any of our suppliers found to be supplying us with 3TG from sources from the DRC or any adjoining country that they cannot demonstrate are “DRC conflict free” to establish an alternative source of 3TG outside of those countries.

d.	Work with the BIFMA and other groups to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.

ATTACHMENT A
Smelters and Refiners
The following facilities have been reported to us by our suppliers as part of their supply chain for Conflict Minerals:

Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	CID002030
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	CID001980
Gold	Umicore Brasil Ltda	BRAZIL	CID001977
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185
Gold	Johnson Matthey Ltd	CANADA	CID000924
Gold	Royal Canadian Mint	CANADA	CID001534
Gold	Codelco	CHILE	CID000284
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343
Gold	Hunan Chenzhou Mining Industry Group	CHINA	CID000767
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA	CID000801
Gold	Jiangxi Copper Company Limited	CHINA	CID000855
Gold	Metalor Technologies Ltd. (Suzhou)	CHINA	CID001149
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA	CID001622
Gold	Tongling nonferrous Metals Group Co.,Ltd	CHINA	CID001947
Gold	Zijin Mining Group Co. Ltd	CHINA	CID002243
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035
Gold	Aurubis AG	GERMANY	CID000113
Gold	Heimerle + Meule GmbH	GERMANY	CID000694
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711
Gold	Heraeus Ltd. Hong Kong	HONG KONG	CID000707
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG	CID001149
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397
Gold	Chimet S.p.A.	ITALY	CID000233
Gold	Asahi Pretec Corporation	JAPAN	CID000082
Gold	Dowa	JAPAN	CID000401
Gold	Eco-System Recycling Co., Ltd.	JAPAN	CID000425
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	Japan Mint	JAPAN	CID000823
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Gold	Kojima Chemicals Co., Ltd	JAPAN	CID000981
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Gold	Nihon Material Co. LTD	JAPAN	CID001259
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Gold	Tokuriki Honten Co., Ltd	JAPAN	CID001938
Gold	Yokohama Metal Co Ltd	JAPAN	CID002129
Gold	Kazzinc Ltd	KAZAKHSTAN	CID000957
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078

Gold	Caridad	MEXICO	CID000180
Gold	Met-Mex Peñoles, S.A.	MEXICO	CID001161
Gold	Schone Edelmetaal	NETHERLANDS	CID001573
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	CID000927
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	CID000929
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION	CID001326
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION	CID001328
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	CID001756
Gold	L' azurde Company For Jewelry	SAUDI ARABIA	CID001032
Gold	Metalor Technologies (Singapore) Pte. Ltd.	SINGAPORE	CID001152
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA	CID001512
Gold	SEMPSA Joyería Platería SA	SPAIN	CID001585
Gold	Boliden AB	SWEDEN	CID000157
Gold	Argor-Heraeus SA	SWITZERLAND	CID000077
Gold	Cendres + Métaux SA	SWITZERLAND	CID000189
Gold	Metalor Technologies SA	SWITZERLAND	CID001153
Gold	PAMP SA	SWITZERLAND	CID001352
Gold	PX Précinox SA	SWITZERLAND	CID001498
Gold	Valcambi SA	SWITZERLAND	CID002003
Gold	Solar Applied Materials Technology Corp.	TAIWAN	CID001761
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	CID000103
Gold	Istanbul Gold Refinery	TURKEY	CID000814
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	TURKEY	CID001220
Gold	Johnson Matthey Inc	UNITED STATES	CID000920
Gold	Kennecott Utah Copper LLC	UNITED STATES	CID000969
Gold	Materion	UNITED STATES	CID001113
Gold	Metalor USA Refining Corporation	UNITED STATES	CID001157
Gold	Ohio Precious Metals, LLC	UNITED STATES	CID001322
Gold	Sabin Metal Corp.	UNITED STATES	CID001546
Gold	United Precious Metal Refining, Inc.	UNITED STATES	CID001993
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236
Tantalum	Plansee SE Reutte	AUSTRIA	CID002556
Tantalum	LSM Brasil S.A.	BRAZIL	CID001076
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	CID000291
Tantalum	Duoluoshan	CHINA	CID000410
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914

Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917
Tantalum	King-Tan Tantalum Industry Ltd	CHINA	CID000973
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277
Tantalum	RFH Tantalum Smeltry Co., Ltd	CHINA	CID001522
Tantalum	Zhuzhou Cement Carbide	CHINA	CID002232
Tantalum	Molycorp Silmet A.S.	ESTONIA	CID001200
Tantalum	H.C. Starck GmbH Goslar	GERMANY	CID002545
Tantalum	Metallurgical Products India (Pvt.) Ltd.	INDIA	CID001163
Tantalum	Mitsui Mining & Smelting	JAPAN	CID001192
Tantalum	Taki Chemicals	JAPAN	CID001869
Tantalum	Ulba	KAZAKHSTAN	CID001969
Tantalum	Solikamsk Metal Works	RUSSIAN FEDERATION	CID001769
Tantalum	Tantalite Resources	SOUTH AFRICA	CID001879
Tantalum	Exotech Inc.	UNITED STATES	CID000456
Tantalum	Gannon & Scott	UNITED STATES	3USA004
Tantalum	Global Advanced Metals	UNITED STATES	CID000564
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	CID002557
Tantalum	Hi-Temp	UNITED STATES	CID000731
Tantalum	KEMET Blue Powder	UNITED STATES	CID002568
Tantalum	Telex	UNITED STATES	CID001891
Tin	Jean Goldschmidt International	BELGIUM
Tin	Metallo Chimique	BELGIUM	CID001143
Tin	EM Vinto	BOLIVIA	CID000438
Tin	OMSA	BOLIVIA	CID001337
Tin	SGS BOLIVIA S.A.	BOLIVIA
Tin	Cooper Santa	BRAZIL	CID000295
Tin	Magnu's Minerais Metais e Ligas LTDA	BRAZIL	CID002468
Tin	Mineração Taboca S.A.	BRAZIL	CID001173
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHINA	CID000278
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA	CID000538
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA	CID002158
Tin	Yunnan Tin Company, Ltd.	CHINA	CID002180
Tin	KOVOHUTÌ PØÍBRAM NÁSTUPNICKÁ, A.S.	CZECH REPUBLIC
Tin	CV Duta Putra Bangka	INDONESIA	2IDN003
Tin	CV JusTindo	INDONESIA	CID000307
Tin	CV Makmur Jaya	INDONESIA	CID000308
Tin	CV Nurjanah	INDONESIA	CID000309
Tin	CV Serumpun Sebalai	INDONESIA	CID000313
Tin	CV United Smelting	INDONESIA	CID000315
Tin	PT Alam Lestari Kencana	INDONESIA	CID001393
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399
Tin	PT Babel Inti Perkasa	INDONESIA	CID001402
Tin	PT Babel Surya Alam Lestari	INDONESIA	CID001406
Tin	PT Bangka Putra Karya	INDONESIA	CID001412
Tin	PT Bangka Putra Karya	INDONESIA	CID001412
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA	CID001416

Tin	PT Bangka Tin Industry	INDONESIA	CID001419
Tin	PT Belitung Industri Sejahtera	INDONESIA	CID001421
Tin	PT BilliTin Makmur Lestari	INDONESIA	CID001424
Tin	PT Bukit Timah	INDONESIA	CID001428
Tin	PT Eunindo Usaha Mandiri	INDONESIA	CID001438
Tin	PT Koba Tin	INDONESIA	21DN036/CID001449
Tin	PT Prima Timah Utama	INDONESIA	CID001458
Tin	PT REFINED BANGKA TIN	INDONESIA	CID001460
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468
Tin	PT Tambang Timah	INDONESIA	CID001477
Tin	PT Timah Nusantara	INDONESIA	CID001486
Tin	PT Yinchendo Mining Industry	INDONESIA	CID001494
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191
Tin	SENJU METAL INDUSTRY CO.,LTD	JAPAN
Tin	Sumitomo Metal Mining Co Ltd	JAPAN
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Tin	Minsur	PERU	CID001182
Tin	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION	CID001305
Tin	Electroloy Metal Pte	SINGAPORE
Tin	Thaisarco	THAILAND	CID001898
Tin	Alpha	UNITED STATES	CID000292
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	CID002044
Tungsten	North American Tungsten	CANADA
Tungsten	China Minmetals Nonferrous Metals Co Ltd	CHINA	4CHN003
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	CHINA	CID000258
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA	CID000345
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.	CHINA	CID000218
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	CHINA	CID000766
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	CHINA	CID000769
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317
Tungsten	Nanchang Cemented Carbide Limited Liability Company	CHINA	4CHN003
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320
Tungsten	Xiamen Tungsten Co., Ltd	CHINA	CID002082
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	CID002095
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	CHINA	CID002236
Tungsten	H.C. Starck GmbH	GERMANY	CID002541
Tungsten	Izawa Metal	JAPAN
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825
Tungsten	Mitsubishi Materials Corporation	JAPAN	1JPN039
Tungsten	Pobedit JSC	RUSSIAN FEDERATION
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	CID000568

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM	CID001889
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd	VIETNAM	CID002011